UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2011

POWER EFFICIENCY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5744 Pacific Center Blvd., Suite 311 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 750-3875

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On August 4, 2011, John (BJ) Lackland notified the board of directors of Power Efficiency Corporation (the “Company”) that he will be resigning from the positions of Chief Financial Officer, Secretary and Director effective August 15, 2011.  Mr. Lackland’s resignation is not as a result of any disagreement with the Company’s operations, policies or practices.

On August 5, 2011, Brian Chan was promoted to the position of Vice President of Finance and Accounting.  Mr. Chan will continue to be the Treasurer of the Company, a position which he has held since 2005.  Upon Mr. Lackland’s resignation, Mr. Chan will serve as the principal accounting officer and he will assume all of the duties previously performed by Mr. Lackland.  Before joining the Company, from 2003-2005 Mr. Chan was an accountant at Johnson Jacobson Wilcox, a Las Vegas accounting firm specializing in privately held construction and real estate companies. Mr. Chan is a licensed Certified Public Accountant in California (inactive), and has a Bachelor of Arts in Business Economics with an emphasis in Accounting from University of California Santa Barbara.

On August 5, 2011, the Company promoted Rick Sander to the position of Chief Operating Officer.  Prior to joining Power Efficiency, from 1997 to 2011, Mr. Sander was the President & Chief Executive Officer of ISE Corporation, a developer of a hybrid/EV drive system for commercial vehicles. Prior to ISE, Mr. Sander was the Vice President of Worldwide Operations and Supply Chain Management for Smart Modular Technologies, a $1 billion producer of memory and embedded computing.  Mr. Sander earned his M.B.A. from San Diego State University and a B.S. in Industrial Manufacturing Engineering from Oregon State University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION

Date: August 10, 2011	By:	/s/ Steven Strasser
Steven Strasser
Chief Executive Officer